POPULAR, INC.

Contact:

Investor Relations:

Jorge A. Junquera
Chief Financial Officer
Senior Executive Vice President
787-754-1685

Media Relations:

Teruca Rullán
Senior Vice President
Corporate Communications
787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Earnings for the Quarter and Six Months ended June 30, 2006

San Juan, Puerto Rico, July 14, 2006 - Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ: BPOP, BPOPO) reported net income for the quarter ended June 30, 2006 of $97.4 million, or $0.34 basic and diluted earnings per common share (EPS), compared to $132.4 million, or $0.48 basic and diluted EPS in the same quarter of the previous year. Net income for the second quarter of 2006 represented a return on assets (ROA) of 0.80% and a return on common equity (ROE) of 10.72%, compared with 1.16% and 17.06%, respectively, for the same period in 2005.

Financial highlights for the quarter ended June 30, 2006, compared with the same quarter in 2005, included:

•	Lower trading account profit by $17.8 million as a result of higher profits recognized in the second quarter of 2005, primarily resulting from a higher volume of mortgage loans pooled and sold as mortgage-backed securities in the secondary markets.

•	Unfavorable valuation adjustments of $15.0 million in the second quarter of 2006 for other-than-temporary impairment of investment securities available-for-sale, particularly interest-only securities of Popular Financial Holdings (“PFH”). As of June 30, 2006, the Corporation carried approximately $72 million in interest-only securities derived specifically from mortgage loan securitizations by PFH.

•	Higher operating expenses by $38.8 million, principally personnel costs, professional fees, business promotion, equipment and net occupancy expenses. E-LOAN, our online consumer direct lending operation acquired during the fourth quarter of 2005, represented $38.9 million of the Corporation’s stated increase in operating expenses. Popular’s expense management control efforts in place during the first six-months of 2006 are being effective and management is committed to continue fostering that initiative. Full-time equivalent employees (FTEs) were 12,828 at June 30, 2006, an increase of 237 from the same date in 2005. E-LOAN’s acquisition added over 830 FTEs, while the sale of Popular Cash Express in the fourth quarter of 2005 also impacted with a reduction in FTEs of over 360.

•	Higher provision for loan losses by $17.2 million, primarily associated with growth in the loan portfolio, higher non-performing loans and higher net charge-offs.

The above unfavorable variances were partially offset by the following:

•	Higher non-interest income by $26.4 million. This variance excludes the adjustment associated with the unfavorable valuation adjustments in investment securities available-for-sale and the trading account profits. The favorable variance in the remainder non-interest income was mainly the result of higher gains on sales of loans and other revenues derived from mortgage banking activities resulting from securitization transactions and bulk sales of loans. Also, there was an increase in dividend income derived from the Corporation’s investment in Telecomunicaciones de Puerto Rico, Inc.

•	Lower income tax expense by $19.1 million, primarily as a result of lower taxable income, coupled with the impact of the reversal of certain tax positions upon the completion during the second quarter of 2006 of various federal and Puerto Rico tax audits. This was partially offset by a retroactive increase in the income tax rate for Banco Popular de Puerto Rico from 41.5% to 43.5% effective January 1, 2006, which resulted from budgetary measures undertaken by the Government of Puerto Rico in this quarter.

•	Growth in net interest income of $8.3 million. The favorable impact in net interest income resulting from sound growth in the commercial and consumer loans portfolios was partially offset by a decline in the Corporation’s net interest yield, which was impacted in part by the inversion of the yield curve and competitive pricing pressures. The net interest yield for the quarter ended June 30, 2006 was 3.23%, compared with 3.35% in the same quarter of the previous year. The net interest yield for the second quarter of 2006 compared favorably with 3.15% in the first quarter of this year.

For the six-months ended June 30, 2006, the Corporation’s net income totaled $215.9 million, compared to $295.2 million for the same period in 2005. EPS for the six months ended June 30, 2006, basic and diluted, were $0.75. Basic and diluted EPS for the six months ended June 30, 2005, after cumulative effect of accounting change, were $1.08. ROA and ROE for the first six months of 2006 were 0.91% and 12.27%, respectively, compared with 1.30% and 19.35%, respectively, for the same period in 2005.

The financial results for the six-months ended June 30, 2006, compared with the same period in 2005 included:

•	Favorable variance in net interest income of $10.8 million, primarily from higher average volume of loans, partially offset by a lower net interest yield. The net interest yield for the six-months ended June 30, 2006 was 3.19%, compared with 3.36% in the same period of the previous year.

•	Higher provision for loan losses by $21.8 million.

•	Increased non-interest income by $16.8 million. Financial results for the six-months ended June 30, 2006 included higher revenues derived from mortgage banking activities resulting from securitization transactions and bulk sales of loans, and other revenue sources. E-LOAN contributed with approximately $51 million in non-interest income for the six-month period ended June 30, 2006. The Corporation recognized $51.8 million in gains on the sale and valuation adjustments of investment securities in the six-months ended June 30, 2005, principally associated with the sale of marketable equity securities, compared with net losses of $2.1 million in the same period of 2006.

•	Higher operating expenses by $105.2 million, mainly in the categories of personnel costs, professional fees and business promotion. E-LOAN represented $77.2 million of this increase.

•	Lower income tax expense by $23.6 million.

“It’s a tough year and it has been a lousy quarter. We can point to the flat yield curve, the economic environment and the fiscal crisis in Puerto Rico, our main market, but I consider these just excuses. We know what we have to do over the next few months: continue with the restructuring of our mortgage business in the United States and increase deposits and loan originations in all the markets we serve. Our job is to produce results, irrespective of the economic environment we’re in,” said Richard L. Carrión, Chairman and Chief Executive Officer of Popular, Inc.

This press release should be read in conjunction with the accompanying tables (Exhibit A) which are an integral part of this analysis. Further explanations on the results for the quarter ended June 30, 2006 follows.

The following table summarizes the principal variances in average earning assets and funding sources and their corresponding yields and costs for the quarter ended June 30, 2006, compared with the same quarter in 2005, which directly influenced the variance in net interest income:

(Dollars in billions)	Average balances				Average Yields / Costs
	2nd QTR	2nd QTR		%	2nd QTR	2nd QTR
Average balances:	2006	2005	Dollar Variance	Variance	2006	2005	Variance
Money market, trading and investment securities	$13.3	$13.6	($0.3)	(2%)	4.48%	4.04%	0.44%

Loans:
Commercial and
construction	13.4	11.4	2.0	18	7.45	6.47	0.98
Mortgage	12.2	12.0	0.2	2	6.82	6.45	0.37
Consumer	5.0	4.3	0.7	16	10.57	10.06	0.51
Lease financing	1.3	1.3	—	—	7.47	7.59	(0.12)

Total loans	31.9	29.0	2.9	10	7.70	7.04	0.66

Total earning assets	$45.2	$42.6	$2.6	6%	6.75%	6.08%	0.67%

Interest bearing deposits	$18.9	$17.9	$1.0	6%	2.88%	2.23%	0.65%
Short-term borrowings	11.0	9.8	1.2	12	4.64	3.17	1.47
Long-term borrowings	10.2	9.6	0.6	6	5.25	4.70	0.55

Total interest bearing liabilities	40.1	37.3	2.8	8	3.96	3.11	0.85

Non-interest bearing sources of funds	5.1	5.3	(0.2)	(4)

Total funds	$45.2	$42.6	$2.6	6%	3.52%	2.73%	0.79%

Net interest spread					2.79%	2.97%	(0.18%)

Net interest yield					3.23%	3.35%	(0.12%)

The decrease in the net interest margin was mainly due to an increase in the average cost of interest bearing liabilities, principally due to higher rates on time deposits driven in part by campaigns to attract deposits in a very competitive environment, higher cost of short-term borrowings reflecting tighter Federal Reserve monetary policy, and an increase in the cost of long-term debt. The yield in the Corporation’s commercial and mortgage loan portfolios was favorably impacted by new originations in the higher interest rate environment. Also, the scenario positively impacted yields in the commercial portfolio as a result of a high proportion of commercial loans with floating rates.

The provision for loan losses totaled $67.1 million or 130% of net charge-offs for the second quarter of 2006, compared with $49.9 million or 121% of net charge-offs, respectively, in the same period of 2005, and $48.9 million or 109%, respectively, in the first quarter of 2006. The increase of $10.4 million in net charge-offs for the quarter ended June 30, 2006, compared with the same quarter in the previous year, was reflected in consumer loans, which rose by $7.7 million, lease financing, which increased by $2.6 million, and in mortgage loans, which rose by $2.1 million. Offsetting these increases, were lower commercial and construction loans net charge-offs by $2.1 million.

The following table presents annualized net charge-offs to average loans by loan category for the quarters ended June 30, 2005 and 2006, and March 31, 2006.

Annualized Net Charge-offs
to Average Loans
Held-in-Portfolio
	QTR June 30,		QTR March 31,
	2006	2005	2006
Commercial and construction	0.26%	0.37%	0.25%
Lease financing	1.45	0.64	0.37
Mortgage	0.48	0.43	0.37
Consumer	2.00	1.57	2.02

Total portfolio	0.66%	0.59%	0.58%

The increase in the consumer loans net charge-offs to average loans ratio from June 30, 2005 to June 30, 2006 was associated to higher delinquencies combined with a change in portfolio mix, which includes growth in unsecured consumer loans, primarily personal loans and credit cards. The increase in that ratio for the lease financing portfolio was the result of higher delinquencies in Puerto Rico and increased charge-offs in the U.S. leasing subsidiary related to a particular customer lending relationship.

Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 1.53% of loans held-in-portfolio, compared with 1.49% at December 31, 2005 and 1.59% at June 30, 2005. The increase in this relation as compared with December 31, 2005 was influenced in part by the growth in non-performing assets, which has led management to increase the reserve levels. The increase in non-performing assets since December 31, 2005 was primarily in mortgage loans by $38 million, due to higher delinquencies in Puerto Rico resulting from deteriorating economic conditions and also in the U.S. mainland portfolio, primarily in the non-prime market. Also, non-performing commercial and construction loans increased by $14 million from December 31, 2005, led in part by the growth in the commercial loan portfolio. The increase in non-performing assets from June 30, 2005 was principally the result of higher non-performing mortgage loans by $33 million, commercial and construction loans by $12 million, consumer loans by $10 million, and other real estate assets by $15 million. Non-performing mortgage loans represented 3.51% of mortgage loans held-in-portfolio at June 30, 2006, compared with 3.02% at December 31, 2005, and 3.40% at June 30, 2005.

The accompanying Exhibit A provides information on the Corporation’s total assets and earning assets at June 30, 2006, March 31, 2006 and June 30, 2005.

A breakdown of the Corporation’s loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	June 30, 2006	December 31, 2005	Variance	June 30, 2005	Variance
Commercial and construction *	$13.7	$12.7	$1.0	$11.9	$1.8
Mortgage *	12.2	12.9	(0.7)	11.6	0.6
Consumer *	5.0	4.8	0.2	4.3	0.7
Lease financing	1.3	1.3	—	1.3	—

Total loans	$32.2	$31.7	$0.5	$29.1	$3.1

* Includes loans held-for sale

Popular continues to generate sound loan growth while maintaining adequate asset quality and underwriting standards. The increase in total loans since June 30, 2005 was principally in commercial loans, primarily as a result of new credit facilities granted to corporate clients and a higher volume of funds drawn under existing credit lines. Also, construction loans increased due to new loans granted and significant progress in construction phases at various large projects. The increase in consumer loans since June 30, 2005 includes the portfolio of auto loans acquired from E-LOAN and growth in personal loans, credit cards and auto loan portfolios at several of the Corporation’s subsidiaries. The increase in mortgage loans since June 30, 2005 included growth in both the Puerto Rico and U.S. mainland subsidiaries.

The increase in total loans since December 31, 2005 was mainly reflected in commercial and construction loans due to the initiatives already mentioned, partially offset by a decline in mortgage loans, mostly due to the pooling of approximately $464 million in mortgage loans at BPPR into Fannie Mae mortgage-backed securities during the first quarter of 2006 that were sold to investors, and to off-balance sheet securitization transactions performed by PFH, partially offset by new loan originations.

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	June 30, 2006	December 31, 2005	Variance	June 30, 2005	Variance
Demand	$4.9	$4.4	$0.5	$4.9	—
Savings	8.6	8.8	(0.2)	9.1	($0.5)
Time	9.9	9.4	0.5	9.0	0.9

Total deposits	$23.4	$22.6	$0.8	$23.0	$0.4

Popular has accomplished deposit growth despite intense competitive pressures. The increase in time deposits from June 30, 2005 and December 31, 2005 was related to IRA deposits, attractive interest rate campaigns for retail certificates of deposit, and new products launched. The increase in demand deposits from December 31, 2005 was primarily associated with commercial checking accounts and deposits in trust. Brokered certificates of deposit, included in the category of time deposits, totaled $1.1 billion at June 30, 2006, compared with $0.9 billion at June 30, 2005 and $1.2 billion at December 31, 2005.

The accompanying Exhibit A also provides information on outstanding borrowings and stockholders’ equity at June 30, 2006, March 31, 2006 and June 30, 2005. The increase in stockholders’ equity from June 30, 2005 to the same date in 2006 was due to earnings retention and from approximately $216 million in capital derived from the issuance of new shares of common stock under the subscription rights offering that took effect in the fourth quarter of 2005. These favorable variances were partially offset by a higher unrealized loss position in the valuation of the available-for-sale securities portfolio by approximately $322 million.

* * *

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, the Corporation offers retail and commercial banking services through its banking subsidiary, BPPR, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, the Corporation has established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities it serves. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. The Corporation’s finance subsidiary in the United States, Popular Financial Holdings, operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, and a loan servicing unit. Popular Financial Holdings, through its recently acquired subsidiary E-LOAN, provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation continues to use its expertise in technology and electronic banking as a competitive advantage in its Caribbean and Latin America expansion, through its financial transaction processing company, EVERTEC. The Corporation is exporting its 112 years of experience through the region while continuing its commitment to meet the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

* * *

An electronic version of this release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A

Financial Summary	For the quarter ended		Second	For the quarter
	June 30,		Quarter	ended March 31
			2006-2005
	2006	2005	Percent Variance	2006
Summary of Operations (In thousands, except share information)

Interest income	$762,037	$647,096	17.8%	$742,210

Interest expense	396,258	289,666	36.8	382,446

Net Interest income	365,779	357,430	2.3	359,764

Provision for loan losses	67,096	49,936	34.4	48,947

Net interest income after provision for loan losses	298,683	307,494	(2.9)	310,817

Net (loss) gain on sale and valuation adjustment of investment securities	(14,424)	561		12,340

Trading account profit	1,830	19,668	(90.7)	11,475

Gain on sale of loans	29,054	15,274	90.2	47,261

Other non-interest income	167,526	154,955	8.1	157,757

Total non-interest income	183,986	190,458	(3.4)	228,833

Personnel costs	166,483	154,252	7.9	178,052

Amortization of intangibles	2,831	2,141	32.2	2,721

Impact of change in fiscal period at certain subsidiaries	—	—		9,741

Other operating expenses	193,666	167,806	15.4	192,740

Total operating expenses	362,980	324,199	12.0	383,254

Net income before income tax	119,689	173,753	(31.1)	156,396

Income tax	22,308	41,393	(46.1)	37,893

Net income	$97,381	$132,360	(26.4)	$118,503

Net income applicable to common stock	$94,403	$129,382	(27.0)	$115,525

Basic EPS	$0.34	$0.48		$0.42

Diluted EPS	$0.34	$0.48		$0.42

Dividends declared per common share	$0.16	$0.16		$0.16

Average common shares outstanding	278,354,043	267,038,028		278,085,861

Average common shares outstanding – assuming dilution	278,636,219	267,480,557		278,415,537

Common shares outstanding at end of period	278,293,561	266,933,015		278,072,323

Market value per common share	$19.20	$25.19		$20.76

Book value per common share	$11.77	$11.55		$11.87

Market capitalization – (In millions)	$5,343	$6,724		$5,773

Selected Average Balances – (In millions)

Total assets	$48,565	$45,599	6.5	$48,957

Total loans *	31,941	29,035	10.0	31,924

Earning assets	45,196	42,596	6.1	45,604

Deposits	22,976	22,339	2.9	22,644

Interest-bearing liabilities	40,094	37,315	7.4	40,714

Stockholders’ equity	3,721	3,230	15.2	3,658

Selected Financial Data at Period-End – (In millions)

Total assets	$48,400	$46,015	5.2	$48,592

Total loans *	32,217	29,150	10.5	31,430

Earning assets	44,835	42,977	4.3	45,090

Deposits	23,450	23,019	1.9	23,412

Interest-bearing liabilities	39,861	37,162	7.3	39,852

Stockholders’ equity	3,463	3,270	5.9	3,488

Performance Ratios

Net interest yield **	3.23%	3.35%		3.15%

Return on assets	0.80	1.16		1.02

Return on common equity	10.72	17.06		14.04

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$51.6	$41.2	25.2	$44.8

Allowance for loan losses	$484	$457	5.9	$468

Non-performing assets	$682	$611	11.6	$668

Allowance for losses to loans held-in-portfolio	1.53%	1.59%		1.52%

Non-performing assets to total assets	1.41	1.33		1.37

Non-performing assets to loans held-in-portfolio	2.16	2.13		2.16

Non-performing loans to loans held-in-portfolio	1.89	1.89		1.90

Allowance to non-performing loans	80.86	84.20		79.96

*Includes loans held-for-sale
**Not on a taxable equivalent basis
Note: Certain reclassifications have been made to prior periods to conform with this quarter.

Popular, Inc.
Financial Sumary

Financial Summary	For the semester ended
	June 30,
	2006	2005	Percent Variance
Summary of Operations (In thousands, except share information)

Interest income	$1,504,247	$1,280,376	17.5%

Interest expense	778,704	565,660	37.7

Net Interest income	725,543	714,716	1.5

Provision for loan losses	116,043	94,272	23.1

Net interest income after provision for loan losses	609,500	620,444	(1.8)

Net (loss) gain on sale and valuation adjustment of investment securities	(2,084)	51,811	(104.0)

Trading account profit	13,305	23,431	(43.2)

Gain on sale of loans	76,315	25,090	204.2

Other non-interest income	325,283	295,715	10.0

Total non-interest income	412,819	396,047	4.2

Personnel costs	344,535	310,168	11.1

Amortization of intangibles	5,552	4,383	26.7

Impact of change in fiscal period at certain subsidiaries	9,741	—	—

Other operating expenses	386,406	326,482	18.4

Total operating expenses	746,234	641,033	16.4

Net income before income tax and cumulative effect of accounting change	276,085	375,458	(26.5)

Income tax	60,201	83,826	(28.2)

Income before cumulative effect of accounting change	215,884	291,632	(26.0)

Cumulative effect of accounting change, net of tax	—	3,607

Net income	$215,884	$295,239	(26.9)

Net income applicable to common stock	$209,928	$289,283	(27.4)

Basic EPS before cumulative effect of accounting change*	$0.75	$1.07

Diluted EPS before cumulative effect of accounting change**	$0.75	$1.07

Basic EPS after cumulative effect of accounting change*	$0.75	$1.08

Diluted EPS before cumulative effect of accounting change*	$0.75	$1.08

Dividends declared per common share	$0.32	$0.32

Average common shares outstanding	278,220,693	266,940,776

Average common shares outstanding – assuming dilution	278,526,487	267,454,910

Common shares outstanding at end of period	278,293,561	266,933,015

Market value per common share	$19.20	$25.19

Book value per common share	$11.77	$11.55

Market Capitalization – (In millions)	$5,343	$6,724

Selected Average Balance– (In millions)

Total assets	$48,760	$45,522	7.1

Total loans ***	31,933	29,171	9.5

Earning assets	45,399	42,566	6.7

Deposits	22,811	21,968	3.8

Interest-bearing liabilities	40,403	37,325	8.2

Stockholders’ equity	3,690	3,183	15.9

Performance Ratios

Net interest yield ****	3.19%	3.36%

Return on assets	0.91	1.30

Return on common equity	12.27	19.35

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$96.4	$79.7	21.0

Allowance for loan losses	$484	$457	5.9

Non-performing assets	$682	$611	11.6

Allowance for losses to loans held-in-portfolio	1.53%	1.59%

Non-performing assets to total assets	1.41	1.33

Non-performing assets to loans held-in-portfolio	2.16	2.13

Non-performing loans to loans held-in-portfolio	1.89	1.89

Allowance to non-performing loans	80.86	84.20

*Quarterly EPS for 2006 do not add to the year-to-date amount due to rounding.
**Quarterly EPS for 2006 and 2005 do not add to the year-to-date amount due to rounding.
***Includes loans held-for-sale
****Not on taxable equivalent basis

Note: Certain reclassifications have been made to prior periods to conform with this period.